UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 1, 2010
Hines Global REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (888) 220-6121
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Joint Venture Agreement
On June 29, 2010, Hines Global REIT Properties LP (the “Operating Partnership”), a subsidiary of Hines Global REIT, Inc. (“Hines Global” or the “Company”), and MREF II MH SÀRL, a subsidiary of Moorfield Real Estate Fund II GP Ltd. (“Moorfield”), formed a new joint venture entity called Hines-Moorfield UK Venture I S.à.r.l. (the “Joint Venture”). The Joint Venture is a S.à.r.l. formed under the laws of Luxembourg and is owned 60% and 40% by the Operating Partnership and Moorfield, respectively. The purpose of the Joint Venture is to acquire certain assets of the Brindleyplace project (the “Project”), a mixed-use development located in Birmingham, United Kingdom (as further described below).
The Joint Venture Agreement, dated July 1, 2010, sets forth certain rights and obligations between the parties, including the following key provisions:
•	the majority shareholder (presently the Operating Partnership) has the right to elect 2 of the 3 members of the board of managers of the Joint Venture for so long as it maintains majority control of the Joint Venture’s shares. The Operating Partnership designated Ken Macrae, an employee of an affiliate of Hines Interests Limited Partnership (“Hines”), the Company’s sponsor, and HGR International Investment Manager LLC, a subsidiary of the Operating Partnership that is managed by officers of the Company, as its two initial members of the board of managers;

•	each member of the board of managers has one vote, and a majority of the votes is needed for board action, subject to the rights of the minority shareholder (or, when applicable, its board member designee) to approve certain “Major Decisions” discussed below (such approval rights being in effect as long as the minority shareholder owns at least 25% of the shares of the Joint Venture);

•	the “Major Decisions” that require the approval of the minority shareholder (or its manager designee, as applicable) include, among others: the sale of any property (except as provided in the “forced sale” rights discussed below) or the acquisition of any additional properties; new debt financings or any guaranty of indebtedness; entering into major leases and certain other leasing decisions; the annual strategic business plan and annual budget (and certain deviations therefrom); entering into any agreement with either venturer or their respective affiliates; any merger or similar extraordinary transaction; amendment of the constitutional documents of the Joint Venture; changing the nature of the Joint Venture’s business; admitting a new shareholder (except as provided below); dissolving the Joint Venture; any change of property manager or asset manager; retention of certain leasing agents; commencing a bankruptcy action; changing the tax residency of the Joint Venture; entering into certain litigation settlements; entering into certain non-arms length transactions; and any other matter that could reasonably be expected to have an adverse effect on the valuation of the Joint Venture in excess of 10%;

•	a requirement that each venturer fund its pro-rata share of the initial capital required to complete the acquisition of the Project and the capital contributions that are needed to re-tenant one of the buildings being acquired (in a total amount not to exceed £10.0 million ($15.2 million assuming a rate of $1.52 per GBP)). Failure to make such required additional capital contribution allows the other venturer to fund the shortfall and dilute the non-contributing venturer. Other than this specific capital requirement, there is no other requirement of either venturer to fund additional capital contributions after closing;

•	procedures and consents for making shareholder distributions;

•	after July 7, 2012, there is a mutual buy-sell right, in which either venturer may offer to purchase the entire interest of the other venturer in the Joint Venture and the offeree must sell its interest at the offered price or purchase the interest of the offeror based on the same originally offered price (adjusted to reflect the different ownership percentages of the venturers);

•	after July 1, 2014, both venturers will have a “forced sale” right, meaning that after such date, either venturer may elect to trigger a third party sale of any building or of the entire Project. If either the Operating Partnership or Moorfield elects to trigger such sale, then the other venturer has a right of first refusal to purchase such asset(s) at the sale price proposed by the triggering party;

•	after July 1, 2014, either venturer may transfer all (but not less than all) of its interest in the Joint Venture to a third party that is reasonably approved by the remaining venturer (based upon financial stability), with the remaining venturer having a right of first refusal to purchase such interest at the price stated in any signed, written bona fide offer from such third party;

•	a Luxembourg-based affiliate of Hines was designated by the parties to be the initial Administrative Manager of the Joint Venture, which entity is allowed to recover its actual personnel and other costs and expenses (without mark-up) in an amount not to exceed £120,000 per year ($182,000 as adjusted for inflation, assuming a rate of $1.52 per GBP), and it shall be solely responsible for managing the day-to-day operations of the Joint Venture. The Company’s Conflicts Committee reviewed and approved the proposed recovery of expenses from the Joint Venture to the Hines affiliate in performing its duties as the Administrative Manager, and determined that such recovery and cap was fair and reasonable to the Company; and

•	the Joint Venture Agreement is governed by the laws of the United Kingdom.
Agreement for Purchase
Concurrently with the execution of the Joint Venture Agreement, on July 1, 2010, the Joint Venture entered into a contract to acquire the Project. The Project consists of five office buildings including ground-floor retail, restaurant and theatre space, and a 903-space multi-story parking garage. The seller, Brindleyplace Limited Partnership, is not affiliated with Hines Global or its affiliates.
Item 2.01 Completion of Acquisition or Disposition of Assets.
The Joint Venture consummated the acquisition of the Project on July 7, 2010. The contract purchase price for the Project was £186.2 million ($282.5 million assuming a rate of $1.52 per GBP based on the transaction date), exclusive of transaction costs, financing fees and working capital reserves. The Joint Venture funded the acquisition using contributions from the venturers and proceeds from a secured mortgage facility agreement entered into with Eurohypo AG (see additional details in Item 2.03 below). Hines Global funded its contributions to the Joint Venture using proceeds from its initial public offering.
The Project consists of 560,200 square feet of rentable area that is 99.2% leased to 29 tenants. British Telecom, a telecommunication firm, leases 133,084 square feet or approximately 24% of the rentable area of the Project, under a lease that expires in January 2012. The annual base rent under the lease is currently approximately £3.1 million ($4.7 million assuming a rate of $1.52 per GBP). The Royal Bank of Scotland PLC, a global banking and financial services company (“RBS”), leases 101,349 square feet or approximately 18% of the rentable area of the Project, under a lease that expires in December 2028. The annual base rent under the lease is currently approximately £2.6 million ($3.9 million assuming a rate of $1.52 per GBP), but is subject to rent reviews every five years (Rent reviews are negotiations between the tenant and landlord to bring the annual base rent under a lease to a market rental rate. Rent reviews cannot result in decreased annual rent.). In addition, the lease has a termination option, which permits RBS to terminate the lease in June 2022 with twelve months notice. Deloitte LLP, a company that provides auditing, consulting, financial advisory, risk management and tax services, leases 58,341 square feet or approximately 10% of the rentable area of the Project, under a lease that expires in February 2016. The annual base rent under the lease is currently approximately £1.5 million ($2.2 million assuming a rate of $1.52 per GBP), but is subject to rent reviews every 5 years. The remaining space is leased to twenty-six tenants, none of which leases more than 10% of the rentable area of the Project.
Additionally, a joint venture owned 60% by an affiliate of Hines and 40% by an affiliate of Moorfield, will lease 100% of the parking garage under a lease that expires in July 2015. This joint venture will be responsible for the operations of the parking garage, which they intend to outsource to GVA Grimley Limited. The annual base rent under this lease is currently £600,000 ($910,000 assuming a rate of $1.52 per GBP) plus a certain percentage of gross rental receipts from the operation of the garage, if certain thresholds are achieved.
The Project will continue to be property managed by GVA Grimley Limited, and the initial asset management service will be outsourced to Argent Estates Limited, neither of which is affiliated with the Company, Hines or their affiliates.
In connection with the acquisition of its investment in this property, Hines Global expects to pay its advisor, Hines Global REIT Advisors LP, an affiliate of Hines, approximately $3.4 million in acquisition fees and $1.1 million in financing fees. Additionally, we expect that Moorfield will pay an affiliate of Hines an acquisition fee of approximately £380,000 plus a transaction structuring fee of approximately £120,000 ($578,000 and $181,000, respectively, assuming a rate of $1.52 per GBP).
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 1, 2010, subsidiaries of the Joint Venture entered into a secured mortgage facility agreement in the aggregate amount of £121.1 million ($183.7 million assuming a rate of $1.52 per GBP) (the “Loan”) with Eurohypo AG (“Eurohypo” or the “Lender”) pursuant to separate Debenture Agreements dated July 7, 2010 (the “Debentures”), Share and Receivables Pledge Agreements and Account Pledge Agreements (together with the Debentures and the additional documents executed by the parties in connection with the Loan, the “Loan Documents”). Pursuant to Loan Documents, the Loan is secured by a mortgage and related security interests in the Project. The Loan Documents also included assignments of rent, leases and permits for the benefit of the Lender.

The Loan matures on July 7, 2015 and has a floating interest rate of LIBOR plus a spread that ranges from 1.45% to 1.60%, based on the loan-to-value ratio of the Project. Interest on approximately £90.8 million ($137.7 million assuming a rate of $1.52 per GBP) of the loan balance was fixed at closing at 3.91% through multiple 5-year swaps with Eurohypo. Interest payments are due quarterly, in arrears, beginning on July 20, 2010 through maturity. The Loan may be repaid in full prior to maturity, subject to a prepayment premium if it is repaid in the first 3 years, and is prepayable at par thereafter. The Loan Documents require the borrowers to establish a reserve for the refurbishment of a portion of the Project. The borrowers will deposit £584,000 ($886,000 assuming a rate of $1.52 per GBP) quarterly beginning October 2010 and will continue until January 2012.
The Lender may exercise certain rights under the Loan Documents, including the right of foreclosure and the right to accelerate payment of the entire balance of the Loan (including fees and the prepayment premium) upon events of default, subject to the borrowers’ ability to cure during a grace period. The events of default under the Loan Documents include, among others, the insolvency of the borrowers or the Joint Venture, the borrowers’ inability to meet ongoing financial covenants of the facility, the borrowers’ failure to maintain insurance on the Project and the failure of certain representations and warranties in the Loan Documents to be true and correct in all material respects.
Item 9.01 Financial Statements and Exhibits.
(a) and (b) Financial Statements of Real Estate Property Acquired and Pro Forma Financial Information.
To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than September 22, 2010.
Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the property described herein and the lease of the parking garage, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks associated with property acquisitions and other risks described in the “Risk Factors” section of Hines Global REIT, Inc.’s Registration Statement on Form S-11, its Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.
July 8, 2010	By:	/s/ Ryan T. Sims
		Name:	Ryan T. Sims
		Title:	Chief Accounting Officer

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